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                                  EXHIBIT 99.1
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Microtune Adopts Stockholders' Rights Plan

         Plano, Texas, March 5, 2002 - Microtune(TM), Inc. (NASDAQ: TUNE) announced today that its Board of Directors has adopted a Preferred Stock Purchase Rights Plan designed to enable all Microtune stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Microtune stockholders in the event that an unsolicited attempt is made to acquire Microtune, Inc. The adoption of the Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of Microtune without paying all stockholders full and fair value. The distribution of the Rights is not in response to any proposal to acquire Microtune. The Board is not aware of any such effort.
         Under the plan, stockholders will receive one Right to purchase one one-thousandth of a share of a new series of Preferred Stock for each outstanding share of Microtune Common Stock held of record at the close of business on March 16, 2002.
         The Rights, which will initially trade with the Common Stock, become exercisable to purchase one one-thousandth of a share of the new Preferred Stock, at $115.00 per Right, when someone acquires 15 percent or more of Microtune's Common Stock or announces a tender offer which could result in such person owning 15 percent or more of the Common Stock. Each one one-thousandth of a share of the new Preferred Stock has terms designed to make it substantially the economic equivalent of one share of Common Stock. Prior to someone acquiring 15 percent, the Rights can be redeemed for $0.001 each by action of the Board. Under certain circumstances, if someone acquires 15 percent or more of the Common Stock, the Rights permit Microtune stockholders other than the acquiror to purchase Microtune Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of Microtune Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit purchase of the Common Stock of an acquiror at a 50 percent discount. Rights held by the acquiror will become null and void in both cases.

         The Rights expire on March 3, 2012. The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on March 16, 2002.

About Microtune

Microtune, Inc. is a leading silicon and systems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications, automotive electronics and wireless connectivity markets. Inventors of the MicroTuner (TM) single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, transceiver and wireless products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 14 U.S. patents for its technology, with an additional 42 applications pending approval that span its RF and wireless products, containing a total of more than 1,970 supporting claims. Founded in 1996, Microtune is

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headquartered in Plano, Texas, with key design, manufacturing and sales centers located around the world. The web site is www.microtune.com.

Forward Looking Statements

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally accompanied by words such as "could", "would", "anticipate", "may", or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. For information regarding risks and uncertainties association with our business readers are referred to the reports and documents filed by Microtune with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2000, Form 10Q for each quarter and Form S-3 originally filed on August 17, 2001, as amended.

                                      -END-

Microtune, MicroTuner, VideoCaster and MicroStreamer are trademarks of Microtune, Inc. All other trademarks are the properties of their respective owners.

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